Exhibit 99.1

Energy XXI Announces Receipt of NASDAQ Notice of Deficiency

HOUSTON – Feb. 29, 2016 – Energy XXI (NASDAQ: EXXI) today announced that on February 24, 2016, the company received a letter from the Listing Qualifications Department of the NASDAQ Stock Market LLC notifying the company that, based upon the closing bid price of its common stock for the last 30 consecutive business days, the common stock did not meet the minimum bid price of $1.00 per share required by NASDAQ Listing Rule 5450(a)(1). The notice has no immediate effect on the listing or trading of the Company’s Common Stock, and the Common Stock will continue to trade on the NASDAQ Global Select Market under the symbol “EXXI”.

Energy XXI has an automatic grace period of 180 calendar days from the date of the notification, or until August 22, 2016, to achieve compliance with the minimum bid price requirement. Energy XXI will regain compliance with the minimum bid price requirement if at any time before August 22, 2016, the bid price for its common stock closes at $1.00 per share or above for a minimum of 10 consecutive business days.

In the event Energy XXI does not regain compliance with the minimum bid price requirement by August 22, 2016, Energy XXI may be eligible for an additional 180 calendar-day compliance period if it elects to transfer to The NASDAQ Capital Market, and the company meets certain initial listing standards for The NASDAQ Capital Market, with the exception of the bid price requirement. The company intends to continue to monitor the bid price levels for the common stock and will consider appropriate alternatives to achieve compliance within the initial 180 calendar-day compliance period.

Forward-Looking Statements

All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions. It is not possible to predict or identify all such factors and the following list should not be considered a complete statement of all potential risks and uncertainties. Certain risks and uncertainties include the current depressed commodity pricing environment affecting the oil and gas industry, whether Energy XXI is able to successfully restructure its indebtedness, improve its short- and long-term liquidity position or complete any strategic transactions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors, please see Item 1A, “Risk Factors” of our most recent Annual Report on Form 10-K and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended December 31, 2015 for more information. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About the Company

Energy XXI is an independent oil and natural gas development and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The Company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. To learn more, visit the Energy XXI website at www.EnergyXXI.com.

Enquiries of the Company

Andrew Coleman

VP, Business Development and Investor Relations

713-351-3171

acoleman@energyxxi.com

David Griffith

Associate, Investor Relations

713-351-3176

dgriffith@energyxxi.com